Exhibit 99.1
MATRIXX INITIATIVES VOLUNTARILY WITHDRAWS
ZICAM COLD REMEDY SWABS, ZICAM COLD REMEDY NASAL GEL
Company Characterizes FDA Action as Unwarranted, Withdraws Two Cold Remedy Nasal Products Citing Commitment to Consumer Safety
SCOTTSDALE, ARIZONA — June 16, 2009 — Matrixx Initiatives, Inc. (NASDAQ: MTXX) has confirmed that it received a warning letter today from the U.S. Food and Drug Administration about two of its 19 existing Zicam products, specifically Zicam Cold Remedy Nasal Gel and Zicam Cold Remedy Swabs. The warning letter cited consumer reports that the use of these products could cause a temporary or permanent loss of smell, known as anosmia. Zicam Cold Remedy oral products and other products in the Zicam cold, allergy and sinus lines were not included in the letter. The company has announced it will comply with the FDA’s requirements, but will seek a meeting with the FDA to vigorously defend its scientific data, developed during more than 10 years of experience with the products, demonstrating their safety.
Consumer safety is and has always been the company’s top priority. While Matrixx Initiatives believes that the FDA action today was unwarranted, it is voluntarily withdrawing Zicam Cold Remedy Swabs and Zicam Cold Remedy Gel from the market. Based on the FDA’s recommendation, consumers should discard any unused product or contact Zicam at 1-877-942-2626 or visit www.zicam.com to request a refund.
Since Zicam Cold Remedy intranasal Cold Remedy products were first introduced in the market in 1999, more than 35 million retail units representing over 1 billion doses have been sold, and the cumulative body of scientific and medical evidence compiled over those years has demonstrated both the safety and efficacy of Zicam intranasal cold remedy products under conditions of ordinary use. Zicam Cold Remedy products have alleviated countless numbers of colds for millions of satisfied consumers.
“Matrixx Initiatives stands behind the science of its products and its belief that there is no causal link between its Zicam Cold Remedy intranasal gel products and anosmia,” said William J. Hemelt, Matrixx Initiatives’ acting president. “It is well understood in the medical and scientific communities that the most common cause of anosmia is the common cold, which Zicam Cold Remedy intranasal gel products are taken to treat. Given the enormous number of doses sold and colds treated, there is no reason to believe the number of complaints of anosmia received is more than the number that would be expected in the general population. There is no reliable scientific evidence that Zicam causes anosmia.”

Commenting on the FDA action, Hemelt continued, “We were surprised that the FDA decided to take this action without notifying us first, given our cooperative relationship with the FDA since we launched our first product in 1999. Had we had the opportunity to sit down with the FDA beforehand, we are confident that the FDA would have agreed that the scientific data clearly demonstrated the safety of our products.”
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly owned subsidiary, markets and sells Zicam® products in the cough and cold category. For more information regarding Matrixx products, go to www.zicam.com. To find out more about more about Matrixx Initiatives, Inc. (NASDAQ: MTXX), visit our Web site at www.matrixxinc.com.
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